Icahn Enterprises L.P.

Investor Contacts:

SungHwan Cho, Chief Financial Officer

Peter Reck, Chief Accounting Officer

(212) 702-4300

For Release February 11, 2013

ICAHN ENTERPRISES ADOPTS NEW POLICY INCREASING ANNUAL DISTRIBUTION TO $4.00 PER DEPOSITARY UNIT

New York, NY – Icahn Enterprises L.P. (NASDAQ: IEP) today announced that the Board of Directors of its general partner has approved a modification to the Company’s distribution policy to provide for an increase in the annual distribution from $1.40, comprised of $0.40 in cash and $1.00 in depositary units, to $4.00 per depositary unit, payable in either cash or additional depositary units, at the election of each depositary unit holder.

Carl C. Icahn, Chairman of the Board, noted that as part of its fiduciary duties, the Board regularly evaluates whether it is in the best interest of IEP and its unit holders to declare and pay a quarterly dividend. Dividends are declared at the discretion of the Board. The new dividend policy reflects the confidence of the Board in the IEP business strategy and the strength of its operating businesses.

The Board of Directors of the general partner has declared a quarterly distribution for the first quarter of 2013 in the amount of $1.00, which will be paid on or about April 15, 2013 to depositary unit holders of record at the close of business on February 21, 2013. Depositary unit holders will have until March 14, 2013 to make an election to receive either cash or additional depositary units; if a holder does not make an election, it will automatically be deemed to have elected to receive the dividend in cash. Depositary unit holders who elect to receive additional depositary units will receive units valued at the volume weighted average trading price of the units on NASDAQ during the 20 consecutive trading days immediately following the election deadline. No fractional depositary units will be issued pursuant to the dividend payment. Icahn Enterprises will make a cash payment in lieu of issuing fractional depositary units to any holders electing to receive depositary units. Any holders that would only be eligible to receive a fraction of a depositary unit based on the above calculation will receive a cash payment.

Carl C. Icahn, the Chairman of Icahn Enterprises and the holder of approximately 93% of the outstanding depositary units, has indicated that it is his present intention to elect to receive the increase in the Company’s cash distribution in additional depositary units for the foreseeable future.

Mr. Icahn stated: “I’m very proud of the performance of Icahn Enterprises. Since Icahn Enterprises adopted an activist philosophy, the trading price of Icahn Enterprises’ depositary units has risen from $7.625 on December 31, 1999 to $59.95 on February 8, 2013, the last trading day before this announcement – an increase of approximately 817%, which translates to an annualized return of approximately 18% for those who owned the stock through that period (including reinvestment of distributions into additional depositary units and taking into account in-kind distributions of depositary units). Comparatively, the S&P 500, Dow Jones Industrial and Russell 2000 indices increased only approximately 32%, 66% and 116%, respectively, over the same period, which translates to an annualized return of only approximately 2%, 4% and 6%, respectively (including reinvestment of distributions into those indices). Over the last few years, we have had substantial earnings and cash flow. We believe that our strategy will continue to produce strong results in 2013 and into the future, and that belief is reflected in the Board’s decision to increase our quarterly distribution. We believe that the strong cash flow and asset coverage from our operating subsidiaries will allow us to maintain a strong balance sheet and ample liquidity. We have provided unit holders with a choice between taking distributions in cash or in additional depositary units so that those who wish to increase their participation in the future of our business may do so.”

Additional information regarding the distribution election will be mailed to depositary unit holders of record as soon as practicable after February 21, 2013. A properly completed distribution election form must be received by Icahn Enterprises’ transfer agent prior to 5:00 PM EST on March 14, 2013. For shares held through a bank, broker or nominee, questions should be directed to such bank, broker or nominee. Registered depositary unit holders with questions regarding the dividend should contact Registrar and Transfer Company at (800) 368-5948 or info@rtco.com.

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Icahn Enterprises L.P. (NASDAQ:IEP), a master limited partnership, is a diversified holding company engaged in nine primary business segments: Investment, Automotive, Energy, Railcar, Food Packaging, Metals, Real Estate, Gaming and Home Fashion.

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Caution Concerning Forward-Looking Statements

Results for any interim period are not necessarily indicative of results for any full fiscal period. This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future dividend declarations and future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risk related to our gaming operations, including reductions in discretionary spending due to a downturn in the local, regional or national economy, intense competition in the gaming industry from present and emerging internet online markets and extensive regulation; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment segment is not necessarily indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

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